Exhibit 15.(a)1

                            Consent of Somekh Chaikin
                  independent registered public accounting firm
                    and a member firm of KPMG International.

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            Consent of Independent Registered Public Accounting Firm



The Board of Directors
ECI Telecom Ltd.



We consent to the incorporation by reference in the registration statement on Form F-3 (No. 333-121314) and in the registration statements on Form S-8 (333-126722, 333-121317, 333-103669, 333-12868, 333-10078, 333-9860, 33-75904
and 33-49984) of ECI Telecom Ltd. of our report dated March 9, 2006, with respect to the consolidated balance sheets of ECI Telecom Ltd. and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the report on Form 6-K of ECI Telecom Ltd. for the month of March 2006, furnished to the Securities and Exchange Commission on March 20, 2006, and is incorporated by reference into the annual report of ECI Telecom Ltd. on Form 20-F for the fiscal year ended December 31, 2005.


/s/ Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Tel Aviv, Israel
March 30, 2006